UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2006

PRIME GROUP REALTY TRUST

(Exact name of registrant as specified in its charter)

MARYLAND                                     1-13589          36-4173047

(State or other jurisdiction of                (Commission File (I.R.S. Employer

incorporation or organization)               Number) Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois                               60601

(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Prime Group Realty Trust (the “Company”) issued a Press Release today disclosing that the Company’s Board of Trustees declared and set apart for payment two quarterly dividends on its Series “B” Preferred Shares of $0.5625 per share, per quarter, for a total dividend of $1.125 per share. The dividend has a record date of January 5, 2007 and a payment date of January 31, 2007. Under the Company’s Charter, this dividend is deemed to be a quarterly distribution that relates to the third quarter 2006 dividend period, the earliest accrued but unpaid quarterly dividends on its preferred shares, and the fourth quarter 2006 dividend period.

This Form 8-K filing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements

None

(b)	Exhibits:

Exhibit No.	Description

99.1	Press Release of Prime Group Realty Trust dated December 14, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

By: /s/ Jeffrey A. Patterson
Jeffrey A. Patterson
Dated: December 14, 2006	President and Chief Executive Officer

                EXHIBIT 99.1

PRIME GROUP REALTY TRUST

DECLARES SERIES “B” PREFERRED DIVIDENDS

Chicago, IL. December 14, 2006 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that the Company’s Board of Trustees declared and set apart for payment two quarterly dividends on its Series “B” Preferred Shares of $0.5625 per share, per quarter, for a total dividend of $1.125 per share. The dividend has a record date of January 5, 2007 and a payment date of January 31, 2007. Under the Company’s Charter, this dividend is deemed to be a quarterly distribution that relates to the third quarter 2006 dividend period, the earliest accrued but unpaid quarterly dividend on its preferred shares, and the fourth quarter 2006 dividend period.

With respect to the payment of the dividend referred to above, there can be no assurance as to the timing and amounts of any future dividends, and the payment of this dividend at this time should not be construed to convey any degree of certainty with respect to future dividend payments. Management and the Company’s Board of Trustees review the Company’s cash position and the Company’s requirements for cash reserves each quarter prior to making any decision with respect to paying dividends.

About the Company

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 10 office properties containing an aggregate of 3.9 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet and two joint venture interests in office properties totaling approximately 1.1 million net rentable square feet. It leases and manages all 5.0 million square feet. In addition, the Company is also the managing and leasing agent for the 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois.

For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Founded in 1988, The Lightstone Group is ranked among the 25 largest real estate companies in the industry with a diversified portfolio of over 20,000 residential units as well as office, industrial and retail properties totaling approximately 30 million square feet of space in 28 states and Puerto Rico. Headquartered in Lakewood, New Jersey, The Lightstone Group employs over 1,000 professionals and maintains regional offices in New York, Maryland, Virginia and California. The Lightstone Group has acquired in excess of $2 billion in real estate over the past 24 months.

For more information on The Lightstone Group, contact the company’s Lakewood, New Jersey headquarters at (800) 347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and CEO	Senior Vice President – Capital Markets
(312) 917-1300	(312) 917-1300